Exhibit 99.1

For Immediate Release

Investor Relations: Tony Schor/ Kevin Dudley	Media Relations: Will Anderson
Investor Awareness, Inc.	Obidicut LLC
847-945-2222	503-452-7621
info@investorawareness.com	will@obidicut.net

OXIS INTERNATIONAL YEAR-END RESULTS SHOW

25% GROWTH IN REVENUES

COMPANY PLANS TO FUEL GROWTH

IN OXIDATIVE STRESS TECHNOLOGY COMMERCIALIZATION EFFORTS

PORTLAND, Oregon – March 30, 2004 – OXIS International, Inc. (OTCBB: OXIS) (Noveau Marché: OXIS) today announced a 25 percent increase in annual revenues for the fiscal year ended December 31, 2003, as compared to 2002. This contributed to a net loss of $791,000, or $0.04 per share for 2003, down from $822,000, or $0.08 per share for 2002. The Company cited an increase in sales from its Health Products Division involving the Company’s oxidative stress assays as the primary reason for the increased revenues.

Total revenues for 2003 were $2,740,000, as compared to $2,050,000 for 2002. The Company reported an increase in gross profit of $1,244,000 for the year, as compared $910,000 in gross profit in 2002. Operating expenses increased from $1,783,000 in 2002 to $2,017,000 for 2003.

“The Company’s oxidative stress assays continue to provide a consistent and growing revenue stream, helping to fuel the commercialization efforts that will drive the Company’s future expansion,” stated Ray R. Rogers, Chairman and CEO of OXIS. “In 2004, we are well positioned with our Animal Health Profiling Program and our Cardiac Predictor Program to successfully launch these significant oxidative stress technologies and expand revenues.”

The Company’s Animal Health Profiling Program recently reported clinical study results that show a correlation between its Oxidative Stress Values (OSV) exhibited by cattle and the susceptibility of disease. The results validate the cattle management and health benefits of the Program for the cattle industry and consumer. In addition, two recent studies featured in the October 23, 2003 issue of the New England Journal of Medicine spotlighted the significant value of two OXIS research assays in the prediction of heart attack and cardiovascular disease. The two assays featured in these studies represent the core technologies of the Company’s newly launched Cardiac Predictor Program.

OXIS International, headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radicals and reactive oxygen species – diseases of oxidative stress. The Company holds the rights to three therapeutic classes of compounds in the area of oxidative stress and, through its Health Products division, develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress.

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, any statements regarding beliefs, plans, estimates, projections, expectations, goals or intentions regarding the future. Forward-looking statements in this release include statements regarding the Company’s plans to fuel growth in oxidative stress technology commercialization efforts; that the Company’s oxidative stress assays continue to provide a consistent and growing revenue stream helping to fuel the commercialization efforts that will drive future expansion; and that the Company is well positioned to successfully launch significant oxidative stress technologies and expand revenues. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties such as unforeseen difficulties related to the Company’s oxidative stress and other diagnostic products; decreases in the rate of spending by the Company’s customers; the development by the Company’s competitors of new competing products; and other risks indicated in the Company’s filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the Company with the Securities and Exchange Commission, specifically the annual report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 26, 2004.

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CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except earnings per share data)

	Years Ended December 31,
	2003	2002
Revenue	$2,740	$2,050
Cost of revenue	1,496	1,140

Gross profit	1,244	910

Operating expenses:
Research and development	369	463
Sales, general and administrative	1,648	1,320

Total operating expenses	2,017	1,783

Operating loss	(773)	(873)

Other income and expenses:
Other income	8	62
Interest income	1	7
Interest expense	(14)	(18)

Total other income and expenses	(5)	51

Loss before income taxes	(778)	(822)
Income taxes	—	—

Net loss from continued operations	(778)	(822)
Discontinued operations (net of taxes)	(13)	—

Net loss	(791)	(822)
Other comprehensive income (loss)
Foreign currency translation adjustment	54	(17)

Comprehensive loss	$(737)	$(839)

Net loss per share – basic and diluted	$(.04)	$(.08)

Weighted average number of shares used in computation – basic and diluted	18,205,164	9,814,142

CONSOLIDATED BALANCE SHEET INFORMATION

	December 31,
	2003	2002
Current assets	$1,057	$1,051
Total assets	1,963	1,985
Current liabilities	1,093	767
Total equity	870	1,218

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